Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MAY 2022

Dallas, Texas, May 6, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.603540 per unit, payable on May 31, 2022, to unit holders of record on May 16, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for February 2022 and the gas production for January 2022. Preliminary production volumes are approximately 47,602 barrels of oil and 1,374,858 Mcf of gas. Preliminary prices are approximately $87.42 per barrel of oil and $4.26 per Mcf of gas.

This month’s distribution is lower than the previous month’s due to the decreased production of both oil and gas, primarily due to a shorter production month of February for oil.

The production from the new horizontal gas wells in Panola County, Texas, has contributed approximately $860,000 reflecting January production. They were averaging about 875 Mcf per day per well during December totaling over 217,000 Mcf during this time frame with an average pricing of $3.74 per Mcf. In addition to these proceeds, the additional 8 new wells which were paid upon for the single month of January, contributing approximately $200,000, reflecting an average of 265 Mcf per well, per day.

Additionally, another 3 new horizontal wells, also in Panola County, were paid on by another operator for the previous 3 months of production from December 2021 through February 2022 resulting in approximately 390,000 Mcf of gas, with an average of 1,608 Mcf of gas per well, per day and a net revenue to the trust of about $1.4 million for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	47,602	1,374,858	$87.42	$4.26
Prior Month	70,536	1,430,163	$76.67	$4.62

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of April, approximately $1,935,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. Since the close of business in April and prior to this press release, $4,637,000 in revenue has been received.

Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2022, attributable to the Trust from the properties appraised are approximately 6.0 million barrels of oil and 42.8 billion cubic feet of gas with a future net value of approximately $470,140,000 with a discounted value at 10% of $207,703,000. With these estimated quantities of this year’s reserve estimate of 6.0 million barrels of oil and 42.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 25, 2022 and is available to all unitholders at this time on the SEC website and Sabine’s website.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary will be posted in the month of April on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services

Simmons Bank

Toll Free (855) 588-7839